Exhibit 99.1

Contact:	Michael R. Sand, CEO
Dean J. Brydon, President & CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp’s Fiscal Fourth Quarter Net Income Increases 23%

•	Quarterly EPS Increases 23% to $0.85 from $0.69 for the Preceding Quarter
•	Quarterly Return on Average Assets Increases to 1.51%
•	Quarterly Return on Average Equity Increases to 13.06%
•	Quarterly Net Interest Margin Expands 53 Basis Points to 3.64%
•	Loan Portfolio (Excluding PPP Loans) Increased 22% Year-Over-Year
•	Announces a $0.22 Quarterly Cash Dividend and a $0.10 Special Cash Dividend

HOQUIAM, WA – October 31, 2022 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $7.05 million, or $0.85 per diluted common share, for the quarter ended September 30, 2022.  This compares to net income of $5.74 million, or $0.69 per diluted common share, for the preceding quarter and $6.02 million, or $0.71 per diluted common share, for the comparable quarter one year ago.

Timberland also reported net income of $23.60 million, or $2.82 per diluted common share, for the fiscal year ended September 30, 2022 compared to net income of $27.58 million, or $3.27 per diluted common share, for the fiscal year ended September 30, 2021.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.22 per share and a special cash dividend of $0.10 per share.  Both dividends are payable on November 25, 2022, to shareholders of record on November 10, 2022.

“We are pleased to report strong fiscal fourth quarter results,” stated Michael Sand, CEO.  “Continued growth in the loan and investment portfolios and a Fed orchestrated higher rate environment combined to significantly increase Company revenue and profitability relative to the prior quarter.  “Our decision to build liquidity during the mid and post pandemic periods while patiently awaiting higher interest rates is now proving beneficial to the Company’s earnings profile.  As noted throughout this release, key financial metrics moved sharply higher this quarter and tangible book value per share continued its upward trajectory.”

“Asset quality continues to be strong with no charge-offs recorded during the quarter and non-performing assets reported at 12 basis points of total assets at quarter end,” added Sand.  “The tangible common equity to tangible assets ratio, a non-GAAP ratio, reached 10.98% this quarter.”

 “The 53 basis point expansion in the net interest margin helped increase net income and earnings per share by 23% compared to the preceding quarter, said Dean Brydon, President and CFO.  “There was a slight outflow of deposits during the current quarter, and we are beginning to see more pressure to increase rates to retain rate-sensitive deposits.  However, we remain well positioned to benefit from additional Federal Reserve actions to increase interest rates, and we anticipate additional opportunities to deploy excess liquidity during the next several quarters.”

“In addition to the regular quarterly cash dividend, Timberland’s Board of Directors also declared a one-time special cash dividend of $0.10 per share.  Timberland’s continued solid financial performance has allowed us to pay a special cash dividend to our shareholders while continuing to maintain a strong capital position,” added Brydon.

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

Earnings and Balance Sheet Highlights (at or for the periods ended September 30, 2022, compared to September 30, 2021, or June 30, 2022):

   Earnings Highlights:
•	Earnings per diluted common share (“EPS”) increased 23% to $0.85 for the current quarter from $0.69 for the preceding quarter and increased 20% from $0.71 for the comparable quarter one year ago;
•	Net income increased 23% to $7.05 million for the current quarter from $5.74 million for the preceding quarter and increased 17% from $6.02 million for the comparable quarter one year ago;
•
Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 13.06% and 1.51%, respectively; ROE and ROA for the 2022 fiscal year were 11.14% and 1.27%, respectively;

•	Net interest margin (“NIM”) for the current quarter improved to 3.64% from 3.11% for the preceding quarter and 3.13% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter improved to 52.72% from 57.80% for the preceding quarter and 54.45% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 4% year-over-year and decreased 1% from the prior quarter;
•	Total deposits increased 4% year-over-year and decreased 2% from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 22% year-over-year and 4% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) increased 17% year-over-year and 4% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.12% from 0.18% one year ago;
•	Total shareholders’ equity increased 6% to $218.57 million, from $206.90 million at September 30, 2021; and
•	Book and tangible book (non-GAAP) values per common share increased to $26.58 and $24.63, respectively, at September 30, 2022.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) for the current quarter increased 16% to $19.26 million from $16.56 million for the comparable quarter one year ago and increased 13% from $17.08 million for the preceding quarter. The increase in operating revenue compared to the preceding quarter was primarily due to increased interest income from overnight funds, investment securities, and loans.  The increased interest income in these categories was primarily a result of increased short-term market interest rates and the continued deployment of liquidity into higher-yielding loans and investment securities.  Operating revenue for the 2022 fiscal year decreased 1% to $68.46 million from $69.02 million for the 2021 fiscal year.  The year-over-year revenue decrease was primarily due to a decrease in gain on sales of loans, which was partially offset by increased net interest income.

Net interest income increased $2.28 million, or 16%, to $16.26 million for the current quarter from $13.98 million for the preceding quarter and increased $3.15 million, or 24%, from $13.11 million for the comparable quarter one year ago.  The increase in net interest income was primarily due to increased market interest rates and higher average balances in loans and investment securities, which more than offset the decreased SBA PPP loan income and increased deposit costs. Timberland’s NIM for the current quarter improved to 3.64% compared to 3.11% for the preceding quarter and 3.13% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately three basis points due to the accretion of $28,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $91,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately five basis points due to the accretion of $63,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $147,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately five basis points due to the accretion of $50,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $174,000 in pre-payment penalties, non-accrual interest and late fees.

Net interest income for the 2022 fiscal year increased $3.98 million, or 8% to $55.83 million from $51.86 million for the 2021 fiscal year. The year-over-year increase was primarily due to a $173.46 million increase in the average balance of interest-earning assets, which was partially offset by a 14 basis point decrease in the average yield on interest-earning assets. Timberland’s NIM for the 2022 fiscal year decreased to 3.16% from 3.25% for the 2021 fiscal year.

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

U.S. Small Business Administration (“SBA”) PPP loans contributed to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At September 30, 2022, Timberland had SBA PPP deferred loan origination fees of $42,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021
Interest income	$3	$9	$167
Loan origination fee accretion	10	146	1,488
Total SBA PPP loan income	$13	$155	$1,655

	Year Ended
	Sept. 30, 2022		Sept. 30, 2021
Interest income	$114		$1,060
Loan origination fee accretion	1,792		5,071
Total SBA PPP loan income	$1,906		$6,131

A $270,000 provision for loan losses was recorded for the quarter ended September 30, 2022.  The provision was made primarily due to loan portfolio growth.  No provision for loan losses was made during the quarters ended June 30, 2022 and September 30, 2021.

Non-interest income decreased $106,000, or 3%, to $3.00 million for the current quarter from $3.10 million for the preceding quarter and decreased $454,000, or 13%, from $3.45 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to an $85,000 decrease in gain on sales of loans and a $67,000 decrease in service charges on deposits.  The quarter’s year-over-year decrease in non-interest income was primarily due to a $364,000 decrease in gain on sales of loans and an $87,000 reduction in the valuation recovery on loan servicing rights.  Non-interest income for the 2022 fiscal year decreased $4.54 million, or 26%, to $12.62 million from $17.16 million for the 2021 fiscal year. The decrease was primarily due to a $4.39 million decrease in gain on sale of loans.  The decreases in gain on sales of loans were primarily due to decreases in the dollar amount of fixed-rate one- to four-family loans originated and sold (as refinance demand slowed) and decreases in the average pricing margin compared to the same periods last year.

Total operating (non-interest) expenses for the current quarter increased $280,000, or 3%, to $10.15 million from $9.87 million for the preceding quarter and increased $1.14 million, or 13%, from $9.02 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in data processing expense, deposit operations expenses, and smaller increases in several other expense categories.  The efficiency ratio for the current quarter improved to 52.72% from 57.80% for the preceding quarter and 54.45% for the comparable quarter one year ago.  For the 2022 fiscal year, total operating expenses increased $4.04 million, or 12%, to $38.63 million from $34.59 million for the 2021 fiscal year. The increase was primarily due to a $2.07 million increase in salaries and employee benefits expense, a $741,000 increase in professional fees expense, a $209,000 increase in data processing and telecommunications expense, a $144,000 increase in deposit operations expense and smaller increases in several other expense categories.  The increase in salaries and employee benefits expense was primarily due to annual salary adjustments and the hiring of additional lending personnel.  The increase in professional fees expense was primarily due to higher legal and consulting fees. The efficiency ratio for the 2022 fiscal year was 56.42% compared to 50.12% for the 2021 fiscal year.

The provision for income taxes for the current quarter increased $314,000 to $1.79 million from $1.47 million for the preceding quarter, primarily due to higher taxable income.  Timberland’s effective income tax rate was 20.2% for the quarter ended September 30, 2022 compared to 20.4% for the quarter ended June 30, 2022 and 20.2% for the quarter ended September 30, 2021.  The provision for income taxes for the 2022 fiscal year decreased $883,000 to $5.96 million from $6.85 million for the 2021 fiscal year, primarily due to lower taxable income. The effective tax rate was 20.2% for the 2022 fiscal year and 19.9% for the 2021 fiscal year.

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

Balance Sheet Management

Total assets increased $68.33 million, or 4%, during the fiscal year to $1.86 billion at September 30, 2022 from $1.79 billion at September 30, 2021.  The year over-year increase was primarily due to a $170.04 million increase in investment securities and CDs held for investment and a $163.97 million increase in net loans receivable, partially offset by a $263.44 million decrease in total cash and cash equivalents.  The year-over-year increase in total assets was funded primarily by an increase in total deposits.

Total assets decreased by $27.29 million, or 1%, during the quarter to $1.86 billion at September 30, 2022 from $1.89 billion at June 30, 2022.  The quarter’s decrease was primarily due to a $105.40 million decrease in total cash and cash equivalents, which was partially offset by a $44.46 million increase in net loans receivable and a $33.66 million increase in investment securities and CDs held for investment.

Loans

Net loans receivable increased $163.97 million, or 17%, during the fiscal year to $1.13 billion at September 30, 2022 from $968.45 million at September 30, 2021.  This increase was primarily due to a $66.00 million increase in commercial real estate loans, a $56.18 million increase in one- to four-family loans, a $50.46 million increase in commercial business loans (excluding SBA PPP loans), a $22.41 million increase in construction loans and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by a $39.92 million decrease in SBA PPP loans and smaller decreases in several other loan categories.

Net loans receivable increased $44.46 million, or 4%, during the quarter to $1.13 billion at September 30, 2022 from $1.09 billion at June 30, 2022.  This increase was primarily due to a $31.43 million increase in one- to four-family loans, a $7.79 million increase in construction loans and smaller increases in several other loan categories.

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

Loan Portfolio
($ in thousands)

	September 30, 2022		June 30, 2022		September 30, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$176,116	14%	$144,682	12%	$119,935	11%
Multi-family	95,025	8	98,718	8	87,563	8
Commercial	536,650	43	532,167	44	470,650	43
Construction - custom and
owner/builder	119,240	9	117,724	10	109,152	10
Construction - speculative one-to four-family	12,254	1	13,954	1	17,813	2
Construction - commercial	40,364	3	40,108	3	43,365	4
Construction - multi-family	64,480	5	54,804	5	52,071	5
Construction - land
development	19,280	2	21,240	2	10,804	1
Land	26,854	2	24,490	2	19,936	2
Total mortgage loans	1,090,263	87	1,047,887	87	931,289	86

Consumer loans:
Home equity and second
mortgage	35,187	3	32,821	3	32,988	3
Other	2,128	--	2,545	--	2,512	--
Total consumer loans	37,315	3	35,366	3	35,500	3

Commercial loans:
Commercial business loans	125,039	10	122,822	10	74,579	7
SBA PPP loans	1,001	--	1,320	--	40,922	4
Total commercial loans	126,040	10	124,142	10	115,501	11
Total loans	1,253,618	100%	1,207,395	100%	1,082,290	100%
Less:
Undisbursed portion of
construction loans in
process	(103,168)		(102,044)		(95,224)
Deferred loan origination
fees	(4,321)		(3,951)		(5,143)
Allowance for loan losses	(13,703)		(13,433)		(13,469)

Total loans receivable, net	$1,132,426		$1,087,967		$968,454
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $748, $700, and $3,217 at September 30, 2022, June 30, 2022, and September 30, 2021, respectively.

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of September 30, 2022:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$104,005	19%	8%
Medical/dental offices	76,706	14	6
Office buildings	69,805	13	6
Other retail buildings	46,516	9	4
Restaurants	29,394	6	2
Hotel/motel	25,676	5	2
Mini-storage	24,697	5	2
Convenience stores	22,850	4	2
Nursing homes	18,415	3	1
Shopping centers	10,537	2	1
Mobile home parks	10,454	2	1
Churches	8,006	1	1
Additional CRE	89,589	17	7
Total CRE	$536,650	100%	43%

Timberland originated $136.55 million in loans during the quarter ended September 30, 2022, compared to $128.90 million for the preceding quarter and $132.91 million for the comparable quarter one year ago.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $8.06 million were sold compared to $11.61 million for the preceding quarter and $14.01 million for the comparable quarter one year ago.  During the past two quarters a larger percentage of single-family loan originations were retained in the portfolio rather than being sold as the yield available on such loans increased.

Timberland’s investment securities and CDs held for investment increased $170.03 million, or 105%, during the fiscal year to $331.75 million at September 30, 2022, from $161.72 million at September 30, 2021.  During the quarter, total investments and CDs held for investment increased $33.66 million, or 11%, to $331.75 million at September 30, 2022, from $298.10 million at June 30, 2022.  These increases were primarily due to the purchase of additional U.S. Treasury securities and mortgage-backed investment securities.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 23.2% of total liabilities at September 30, 2022, compared to 29.4% at June 30, 2022, and 42.4% one year ago.

Deposits

Total deposits increased $61.62 million, or 4%, during the fiscal year to $1.63 billion at September 30, 2022, from $1.57 billion at September 30, 2021.  The increase consisted of a $38.11 million increase in money market account balances, a $22.53 million increase in savings account balances, and a $17.68 million increase in NOW checking account balances.  These increases were partially offset by an $11.55 million decrease in certificates of deposit account balances and a $5.15 million decrease in non-interest checking account balances.

Total deposits decreased $31.94 million, or 2%, during the quarter to $1.63 billion at September 30, 2022, from $1.66 billion at June 30, 2022.  The quarter’s decrease consisted of a $26.44 million decrease in NOW checking account balances, an $8.45 million decrease in money market account balances, and a $2.86 million decrease in certificates of deposit account balances.  These decreases were partially offset by a $3.63 million increase in savings account balances and a $2.18 million increase in non-interest-bearing account balances.

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

Deposit Breakdown ($ in thousands)

	September 30, 2022		June 30, 2022		September 30, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$530,058	33%	$527,876	32%	$535,212	34%
NOW checking	447,779	28	474,217	29	430,097	27
Savings	283,219	17	279,592	17	260,689	17
Money market	243,919	15	251,451	15	199,045	13
Money market – reciprocal	4,617	--	5,533	--	11,383	1
Certificates of deposit under $250	100,754	6	102,752	6	112,348	7
Certificates of deposit $250 and over	21,830	1	22,693	1	21,781	1
Total deposits	$1,632,176	100%	$1,664,114	100%	$1,570,555	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.25 million, or 2%, to $218.57 million at September 30, 2022, from $214.32 million at June 30, 2022.  The increase in shareholders’ equity was primarily due to net income of $7.05 million for the quarter, which was partially offset by the payment of $1.81 million in dividends to shareholders, the repurchase of 34,446 shares of common stock for $932,000 (an average price of $27.04 per share), and a $152,000 increase in the Company’s accumulated other comprehensive loss.  Timberland had 229,045 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at September 30, 2022.

Timberland remains well capitalized with a total risk-based capital ratio of 19.45%, a Tier 1 leverage capital ratio of 11.03%, and a tangible common equity to tangible assets ratio (non-GAAP) of 10.98% at September 30, 2022.

Asset Quality

Timberland’s non-performing assets to total assets ratio improved to 0.12% at September 30, 2022, from 0.13% at June 30, 2022 and 0.18% one year ago.  There were no net charge-offs for the current quarter, the proceeding quarter or for the comparable quarter one year ago.  Due primarily to loan portfolio growth, a $270,000 provision for loan losses was made for the quarter ended September 30, 2022.  No provisions for loan losses were made during the quarters ended June 30, 2022, and September 30, 2021.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.20% at September 30, 2022, compared to 1.22% at June 30, 2022 and 1.37% one year ago.

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $267,000 at September 30, 2022.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.22% (non-GAAP) at September 30, 2022.

The following table details the ALL as a percentage of loans receivable:
	Sept. 30,	June 30,	Sept. 30,
	2022	2022	2021
ALL to loans receivable	1.20%	1.22%	1.37%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.20%	1.22%	1.43%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.22%	1.25%	1.49%

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $426,000, or 17%, to $2.11 million at September 30, 2022, from $2.53 million at June 30, 2022, and decreased $943,000, or 31%, from $3.04 million one year ago.  Non-accrual loans decreased $232,000, or 10%, to $2.06 million at September 30, 2022, from $2.29 million at June 30, 2022 and decreased $795,000, or 28%, from $2.85 million one year ago.

Non-Accrual Loans
($ in thousands)

	September 30, 2022		June 30, 2022		September 30, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$388	2	$393	2	$406	2
Commercial	657	2	671	2	773	2
Land	450	2	651	3	683	3
Total mortgage loans	1,495	6	1,715	7	1,862	7

Consumer loans
Home equity and second
mortgage	252	2	260	2	516	5
Other	3	1	4	1	17	2
Total consumer loans	255	3	264	3	533	7

Commercial business loans	309	6	312	6	459	6
Total loans	$2,059	15	$2,291	16	$2,854	20

At September 30, 2022 and June 30, 2022, the OREO and other repossessed asset portfolio consisted of two individual land parcels that have been written down to a book value of $0.  OREO and other repossessed assets were $157,000 at September 30, 2021.

OREO and Other Repossessed Assets
($ in thousands)

	Sept. 30, 2022		June 30, 2022		Sept. 30, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$--	2	$--	2	$157	3
Total	$--	2	$--	2	$157	3

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), the Consolidated Appropriations Act, 2021 (“CAA”), and the American Rescue Plan Act of 2021; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2022	2022	2021
Interest and dividend income
Loans receivable	$13,454	$12,628	$13,132
Investment securities	1,476	1,016	318
Dividends from mutual funds, FHLB stock and other investments	40	25	28
Interest bearing deposits in banks	2,048	958	301
Total interest and dividend income	17,018	14,627	13,779

Interest expense
Deposits	755	645	654
Borrowings	--	--	15
Total interest expense	755	645	669
Net interest income	16,263	13,982	13,110
Provision for loan losses	270	--	--
Net interest income after provision for loan losses	15,993	13,982	13,110

Non-interest income
Service charges on deposits	985	1,052	967
ATM and debit card interchange transaction fees	1,341	1,345	1,329
Gain on sales of loans, net	173	258	537
Bank owned life insurance (“BOLI”) net earnings	157	151	152
Valuation recovery on loan servicing rights, net	--	--	87
Recoveries on investment securities, net	6	5	5
Other	334	291	373
Total non-interest income, net	2,996	3,102	3,450

Non-interest expense
Salaries and employee benefits	5,210	5,243	4,805
Premises and equipment	934	898	993
Advertising	182	187	153
OREO and other repossessed assets, net	1	(2)	2
ATM and debit card processing	514	515	489
Postage and courier	137	140	159
State and local taxes	308	265	267
Professional fees	574	580	331
FDIC insurance expense	129	123	113
Loan administration and foreclosure	128	180	153
Data processing and telecommunications	739	698	642
Deposit operations	358	316	273
Amortization of core deposit intangible (“CDI”)	79	79	90
Other, net	861	652	547
Total non-interest expense, net	10,154	9,874	9,017

Income before income taxes	8,835	7,210	7,543
Provision for income taxes	1,786	1,472	1,525
Net income	$7,049	$5,738	$6,018

Net income per common share:
Basic	$0.86	$0.69	$0.72
Diluted	0.85	0.69	0.71

Weighted average common shares outstanding:
Basic	8,243,557	8,279,436	8,354,018
Diluted	8,313,178	8,349,859	8,454,636

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	Sept. 30,
	2022	2021
Interest and dividend income
Loans receivable	$51,324	$52,539
Investment securities	3,488	1,195
Dividends from mutual funds, FHLB stock and other investments	120	111
Interest bearing deposits in banks	3,576	1,117
Total interest and dividend income	58,508	54,962

Interest expense
Deposits	2,657	3,013
Borrowings	17	91
Total interest expense	2,674	3,104
Net interest income	55,834	51,858
Provision for loan losses	270	--
Net interest income after provision for loan losses	55,564	51,858

Non-interest income
Service charges on deposits	3,964	3,911
ATM and debit card interchange transaction fees	5,210	5,084
Gain on sales of loans, net	1,510	5,904
BOLI net earnings	613	597
Valuation recovery on loan servicing rights, net	119	110
Recoveries on investment securities, net	22	20
Other	1,186	1,535
Total non-interest income, net	12,624	17,161

Non-interest expense
Salaries and employee benefits	20,816	18,750
Premises and equipment	3,749	3,942
Advertising	695	625
OREO and other repossessed assets, net	(17)	(87)
ATM and debit card processing	1,943	1,831
Postage and courier	577	587
State and local taxes	1,062	1,088
Professional fees	1,747	1,006
FDIC insurance expense	506	415
Loan administration and foreclosure	508	471
Data processing and telecommunications	2,719	2,510
Deposit operations	1,235	1,091
Amortization of CDI	316	361
Other, net	2,770	2,001
Total non-interest expense, net	38,626	34,591

Income before income taxes	29,562	34,428
Provision for income taxes	5,962	6,845
Net income	$23,600	$27,583

Net income per common share:
Basic	$2.84	$3.31
Diluted	2.82	3.27

Weighted average common shares outstanding:
Basic	8,304,002	8,340,983
Diluted	8,383,335	8,444,333

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2022	2022	2021
Assets
Cash and due from financial institutions	$24,808	$23,610	$26,316
Interest-bearing deposits in banks	291,947	398,541	553,880
Total cash and cash equivalents	316,755	422,151	580,196

Certificates of deposit (“CDs”) held for investment, at cost	22,894	23,888	28,482
Investment securities:
Held to maturity, at amortized cost	266,608	228,196	69,102
Available for sale, at fair value	41,415	45,141	63,176
Investments in equity securities, at fair value	835	872	955
FHLB stock	2,194	2,194	2,103
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	748	700	3,217

Loans receivable	1,146,129	1,101,400	981,923
Less: Allowance for loan losses	(13,703)	(13,433)	(13,469)
Net loans receivable	1,132,426	1,087,967	968,454

Premises and equipment, net	21,898	22,154	22,367
OREO and other repossessed assets, net	--	--	157
BOLI	22,806	22,649	22,193
Accrued interest receivable	4,483	4,319	3,745
Goodwill	15,131	15,131	15,131
CDI	948	1,027	1,264
Loan servicing rights, net	3,023	3,220	3,482
Operating lease right-of-use assets	1,980	2,051	2,283
Other assets	3,364	3,135	2,873
Total assets	$1,860,508	$1,887,795	$1,792,180

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$530,058	$527,876	$535,212
Deposits: Interest-bearing	1,102,118	1,136,238	1,035,343
Total deposits	1,632,176	1,664,114	1,570,555

Operating lease liabilities	2,066	2,135	2,359
FHLB borrowings	--	--	5,000
Other liabilities and accrued expenses	7,697	7,227	7,367
Total liabilities	1,641,939	1,673,476	1,585,281

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,221,952 shares issued and outstanding – September 30, 2022 8,249,448 shares issued and outstanding – June 30, 2022 8,355,469 shares issued and outstanding – September 30, 2021	38,751	39,585	42,673
Retained earnings	180,535	175,299	164,167
Accumulated other comprehensive income (loss)	(717)	(565)	59
Total shareholders’ equity	218,569	214,319	206,899
Total liabilities and shareholders’ equity	$1,860,508	$1,887,795	$1,792,180

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2022	2022	2021
PERFORMANCE RATIOS:
Return on average assets (a)	1.51%	1.22%	1.36%
Return on average equity (a)	13.06%	10.80%	11.77%
Net interest margin (a)	3.64%	3.11%	3.13%
Efficiency ratio	52.72%	57.80%	54.45%

	Year Ended
	Sept. 30,		Sept. 30,
	2022		2021
PERFORMANCE RATIOS:
Return on average assets	1.27%		1.64%
Return on average equity	11.14%		13.98%
Net interest margin	3.16%		3.25%
Efficiency ratio	56.42%		50.12%

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
ASSET QUALITY RATIOS AND DATA:	2022	2022	2021
Non-accrual loans	$2,059	$2,291	$2,854
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	106	114	159
OREO and other repossessed assets	--	--	157
Total non-performing assets (b)	$2,165	$2,405	$3,170

Non-performing assets to total assets (b)	0.12%	0.13%	0.18%
Net charge-offs (recoveries) during quarter	$--	$--	$--
ALL to non-accrual loans,	665.52%	586.34%	471.93%
ALL to loans receivable (c)	1.20%	1.22%	1.37%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.20%	1.22%	1.43%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.22%	1.25%	1.49%
Troubled debt restructured loans on accrual status (f)	$2,472	$2,484	$2,371

CAPITAL RATIOS:
Tier 1 leverage capital	11.03%	10.72%	10.97%
Tier 1 risk-based capital	18.02%	18.57%	20.92%
Common equity Tier 1 risk-based capital	18.02%	18.57%	20.92%
Total risk-based capital	19.45%	19.82%	22.17%
Tangible common equity to tangible assets (non-GAAP)	10.98%	10.59%	10.73%

BOOK VALUES:
Book value per common share	$26.58	$25.98	$24.76
Tangible book value per common share (g)	24.63	24.02	22.80
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $1,001, $1,320 and $40,922 at September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $19,042, $21,431 and $36,491 at September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
(f)  Does not include troubled debt restructured loans totaling $142, $158 and $182 reported as non-accrual loans at September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,122,290	4.80%	$1,072,933	4.71%	$1,000,063	5.25%
Investment securities and FHLB stock (1)	287,841	2.11	263,595	1.58	125,627	1.10
Interest-earning deposits in banks and CDs	376,220	2.18	460,657	0.83	551,918	0.22
Total interest-earning assets	1,786,351	3.81	1,797,185	3.26	1,677,608	3.29
Other assets	83,922		85,470		86,838
Total assets	$1,870,273		$1,882,655		$1,764,446

Liabilities and Shareholders’ Equity
NOW checking accounts	$454,161	0.18%	$462,085	0.14%	$421,095	0.13%
Money market accounts	252,699	0.37	258,240	0.30	202,435	0.29
Savings accounts	284,974	0.08	284,659	0.08	257,856	0.08
Certificates of deposit accounts	122,803	0.80	125,132	0.75	137,518	0.91
Total interest-bearing deposits	1,114,637	0.27	1,130,116	0.23	1,018,904	0.26
Borrowings	--	--	--	--	5,000	1.19
Total interest-bearing liabilities	1,114,637	0.27	1,130,116	0.23	1,023,904	0.26

Non-interest-bearing demand deposits	528,706		529,770		525,047
Other liabilities	11,078		10,170		10,991
Shareholders’ equity	215,852		212,599		204,504
Total liabilities and shareholders’ equity	$1,870,273		$1,882,655		$1,764,446

Interest rate spread		3.54%		3.03%		3.03%
Net interest margin (2)		3.64%		3.11%		3.13%
Average interest-earning assets to
average interest-bearing liabilities	160.26%		159.03%		163.84%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands)
(unaudited)

	For the Year Ended
	September 30, 2022		September 30, 2021
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,055,635	4.86%	$1,026,742	5.12%
Investment securities and FHLB stock (1)	230,871	1.56	109,317	1.19
Interest-earning deposits in banks and CDs	482,162	0.74	459,145	0.25
Total interest-earning assets	1,768,668	3.31	1,595,204	3.45
Other assets	83,895		85,939
Total assets	$1,852,563		$1,681,143

Liabilities and Shareholders’ Equity
NOW checking accounts	$449,574	0.14%	$402,430	0.15%
Money market accounts	244,498	0.31	186,489	0.30
Savings accounts	278,025	0.08	242,598	0.08
Certificates of deposit accounts	127,277	0.79	145,006	1.14
Total interest-bearing deposits	1,099.374	0.24	976,523	0.31
Borrowings	1,430	1.19	7,686	1.18
Total interest-bearing liabilities	1,100,804	0.24	984,209	0.32

Non-interest-bearing demand deposits	529,702		488,833
Other liabilities	10,224		10,816
Shareholders’ equity	211,833		197,285
Total liabilities and shareholders’ equity	$1,852,563		$1,681,143

Interest rate spread		3.07%		3.13%
Net interest margin (2)		3.16%		3.25%
Average interest-earning assets to
average interest-bearing liabilities	160.67%		162.08%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2022 Earnings
October 31, 2022

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	September 30, 2022	June 30, 2022	September 30, 2021

Shareholders’ equity	$218,569	$214,319	$206,899
Less goodwill and CDI	(16,079)	(16,158)	(16,395)
Tangible common equity	$202,490	$198,161	$190,504

Total assets	$1,860,508	$1,887,795	$1,792,180
Less goodwill and CDI	(16,079)	(16,158)	(16,395)
Tangible assets	$1,844,429	$1,871,637	$1,775,785